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                                     Exhibit J.2


CONSENT OF INDEPENDENT AUDITORS


CrestFunds, Inc.:

We consent to the incorporation of our report dated January 15, 1999 appearing in the annual report to shareholders of CrestFunds, Inc. for the year ended November 30, 1998 in Post-Effective Amendment No. 29 to Registration Statement No. 811-6557 of STI Classic Funds and to the references to us under the caption "Financial Highlights" in the May 24, 1999 Prospectus and "Experts" appearing in the May 24, 1999 Statement of
Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
May 24, 1999